Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2026, relating to the financial statements of Curanex Pharmaceuticals Inc as of and for the years ended December 31, 2024 and 2025, which appears in Curanex Pharmaceuticals Inc’s Annual Report on Form 10-K for the year ended December 31, 2025.

/s/ Kreit & Chiu CPA LLP
Los Angeles, California
July 21, 2026